Exhibit 99.1

Tripadvisor Issues Statement on Engagement with Starboard Value

NEEDHAM, Mass, February 17, 2026 – Tripadvisor, Inc. (NASDAQ: TRIP) today issued the following statement regarding the announcement by Starboard Value that it intends to nominate a slate of director candidates for election to the Tripadvisor Board of Directors at its 2026 Annual Meeting of Stockholders.

Tripadvisor’s Board and management team regularly engage with investors and welcome constructive input that furthers the common goal of enhancing value for all shareholders. To this end, members of Tripadvisor’s Board and management team have held numerous discussions with Starboard to listen to their views.

Management and the Board are focused on pursuing all avenues to drive value for shareholders. In November 2025, the Company realigned its operating model around its leadership position in Experiences and committed to the simplification of its legacy business, including by announcing a significant cost reduction program. The Company has also been transparent about its willingness to drive value through the review of its portfolio including in its third quarter 2025 and fourth quarter 2025 earnings. On February 12, 2026, the Company announced a process to explore monetization of TheFork.

Tripadvisor’s Board and management team are committed to acting in the best interests of the Company and all its shareholders. Tripadvisor will continue to take actions it believes will drive sustainable value as it executes its strategic priorities and further positions the Company for long-term growth.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including, but not limited to, those risks, uncertainties and factors detailed in Tripadvisor’s filings with the SEC. Tripadvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Tripadvisor, Inc.

The Tripadvisor Group connects people to experiences worth sharing, and aims to be the world’s most trusted source for travel and experiences. We leverage our brands, technology, and capabilities to connect our global audience with partners through rich content, travel guidance, and two-sided marketplaces for experiences, restaurants, and other travel categories such as hotels. The subsidiaries of Tripadvisor, Inc. (Nasdaq: TRIP), include a portfolio of travel brands and businesses, including Tripadvisor, Viator, and TheFork.

Investor relations contact

ir@tripadvisor.com

Media contact

northamericapr@tripadvisor.com

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